Exhibit 99.1

HOLDING CORP. NASDAQ: VCGH

PRESS RELEASE

VCG Holding Corp. Announces $22.0 Million Acquisition

•    New Club Will Add $0.14 to Earnings per Diluted Share

•    Largest Acquisition in Company’s History

•    Current VCGH Clubs Continue to Perform Well

DENVER (BUSINESS WIRE) February 11, 2008 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced that it has signed an agreement to acquire a large adult nightclub. The name and location will be kept confidential until the agreement closes, which the Company expects to occur within 90 days. The transaction is contingent upon the issuance of all applicable permits and licenses and other customary terms.

For 2007, the Club had revenue of $12.0 million and pro form EBITDA of $5.5 million. VCGH will purchase the Club for $22.0 million, which represents a purchase price multiple of 4.0x pro forma EBITDA. The Company is using both cash and stock to purchase the Club. The Company will give the seller $11.8 million in cash and 831,286 shares which, based on the volume weighted stock price for the preceding 10 days, is valued at $10.2 million. The shares issued to the seller are subject to a lock-up agreement.

Troy Lowrie, Chairman and CEO of VCG Holding, stated, “We are extremely excited to have agreed to acquire this mega club. This is the largest acquisition in the Company’s history and will be highly accretive to our shareholders. We expect this transaction will add approximately $0.14 to our annual earnings per share. We had included this acquisition in our previous earnings per share estimates of $0.86 to $0.92 for 2008 and $1.15 to $1.25 for 2009, and our ability to close this transaction gives us additional confidence in our ability to meet those targets. We look forward to telling you more about this Club in the near future.

“In recent months there has been an important and noticeable change in the M&A landscape in our industry. In the past, sellers had primarily wanted all cash for their clubs. Now, many sellers are specifically requesting stock as part of their purchase price consideration because they are beginning to realize the upside potential in the value of our stock. While we continue to have significant access to debt financing, the ability to utilize our stock as currency for highly accretive transactions will help accelerate our acquisition program. Our acquisition pipeline remains robust and we are in various stages of negotiating several other attractive acquisitions.

“In response to many investors’ questions, I would also like to take this opportunity to address the state of our existing clubs. Although many other retail oriented companies have recently experienced a significant slowdown in their business, I am pleased to report that business at our clubs remains strong. As I have mentioned in the past, unlike many other retailers, the adult night club industry generally does well in difficult economic environments,” concluded Mr. Lowrie.

About VCG Holding Corp.

390 Union Blvd. | Suite 540 | Lakewood, CO 80228 | ph: 303.934.2424 | fx: 303.922.0746 | 1.800.627.8243 | www.vcgh.com

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs* and one upscale dance lounge. The night clubs are located in Indianapolis, IN, St. Louis, MO, Denver and Colorado Springs, CO, Ft. Worth and Dallas, TX, Raleigh, NC, Minneapolis, MN, Louisville, KY, Portland, ME, and Miami, FL.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2006. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

*	Subject to one (1) nightclub pending license approval

Contact:

Troy H. Lowrie, CEO

Brent Lewis, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
blewis@vcgh.com